Exhibit 99.1

NR2013-12

Contact:  Jeff Altamari

Vice President, Investor Relations

(713) 513-3344

CAMERON PRICES $750 MILLION OF UNSECURED SENIOR NOTES

HOUSTON (December 11, 2013) — Cameron (NYSE: CAM) has priced a public offering of $250 million aggregate principal amount of 1.150% senior notes due 2016, $250 million aggregate principal amount of 4.000% senior notes due 2023 and $250 million aggregate principal amount of 5.125% senior notes due 2043.  The sale of the senior notes is expected to settle on December 16, 2013, subject to customary closing conditions.  Cameron intends to use the net proceeds from the offering to repurchase shares of our common stock depending on market conditions and for general corporate purposes, which may include the repayment at maturity of our $250.0 million floating rate senior notes due June 2, 2014.

J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., RBS Securities Inc., and Morgan Stanley & Co. LLC are acting as joint book-running managers for the senior notes offering.  In addition, Standard Chartered Bank, BBVA Securities Inc., Mitsubishi UFJ Securities (USA), Inc., DNB Markets, Inc., UniCredit Capital Markets LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-managers.  Copies of the prospectus supplement and the related base prospectus for the offering may be obtained by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk 3rd Floor, telephone collect at 1-212-834-4533; or Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, NY 10010, 1-800-221-1037, Attention: Prospectus Department.  An electronic copy of the prospectus supplement and the related base prospectus will also be available on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Cameron with the SEC.  This release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This offering may be made only by means of a prospectus supplement and related base prospectus.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including the expected consummation of the offering described and the use of proceeds.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.